FOR RELEASE: July 1, 2025

For further information, contact:

Rob Werkmeister, Vice President of Marketing

rwerkmeister@ruger.com

Sturm, Ruger & Company, Inc. Announces Asset Purchase of Anderson Manufacturing

Sturm, Ruger & Company, Inc. (NYSE: RGR) is pleased to announce the asset purchase of Anderson Manufacturing, a manufacturer of firearms and firearm accessories based in Hebron, Kentucky. This strategic purchase includes Anderson’s manufacturing facility and machinery and will provide Ruger the opportunity to work with a skilled and experienced workforce, strengthening its production capabilities and expanding its product offerings.

Located in a firearms-friendly region, the facility brings valuable expertise in the production of both firearms and aftermarket parts and accessories – areas that complement and enhance Ruger’s existing offerings.

“This acquisition is an incredible opportunity to advance our long-term strategy and expand Ruger’s capacity,” said Todd Seyfert, President and CEO of Ruger. “We’re excited to welcome members from the talented team at Anderson Manufacturing and leverage their knowledge and infrastructure to better serve our customers. This move reinforces Ruger’s position as a leader in the industry, and reiterates my focus on continued growth, even as others scale back.”

Ruger will not continue the Anderson Manufacturing brand or its firearms products. Instead, the Company will integrate the facility’s capabilities into its broader operations, with a focus on launching new products, expanding Ruger’s popular product lines and growing its established accessories business.

Customers, distributors, and partners can continue to expect the high standards of quality, reliability and service that define the Ruger brand. This acquisition underscores Ruger’s commitment to American manufacturing and its mission to deliver innovative, reliable products to the firearms community.

About Ruger Firearms
Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For more than 75 years, Sturm, Ruger & Co., Inc. has been a model of corporate and community responsibility. Our motto, "Arms Makers for Responsible Citizens®," echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.